Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Carlisle Companies Incorporated for the registration of debt securities and to the incorporation by reference therein of our report dated February 18, 2010 (except for Note 23 as to which the date is December 3, 2010), with respect to the consolidated financial statements and schedule of Carlisle Companies Incorporated  and of our report dated February 18, 2010 with respect to the effectiveness of internal control over financial reporting of Carlisle Companies Incorporated included in the Current Report on Form 8-K dated December 3, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

December 6, 2010